EXHIBIT 99.1

Keurig Dr Pepper Reports Full Year 2021 Results and Successful Delivery of
Three-Year Merger Commitments

Company Delivers High Single-Digit Revenue Growth and Double-Digit EPS Growth in 2021 and
Affirms Guidance for 2022

BURLINGTON, MA and FRISCO, TX (February 24, 2022) – Keurig Dr Pepper Inc. (NASDAQ: KDP) today reported strong financial results for the fourth quarter and full year ended December 31, 2021 and affirms guidance for 2022.

	Reported GAAP Basis		Adjusted Basis[1]
	Q4	FY 2021	Q4	FY 2021
Net Sales	$3.39 bn	$12.68 bn	$3.39 bn	$12.68 bn
% vs prior year	8.7%	9.2%	8.7%	9.2%
% vs prior year - constant currency			8.5%	8.4%
% vs YTD 2019 - constant currency			15.7%	13.9%
Diluted EPS	$0.59	$1.50	$0.45	$1.60
% vs prior year	96.7%	61.3%	15.4%	14.3%
% vs YTD 2019	103.4%	70.5%	28.6%	31.2%
Full-year 2021 highlights
Strong performance in 2021 marked the successful completion of the Company’s three-year merger period, with results that met or exceeded all key commitments. Highlights of 2021 performance include:
•Posted high single-digit net sales growth and double-digit Adjusted diluted EPS growth.
•Grew market share2 in nearly 75% of the Company’s cold beverage retail base.
•Added nearly three million new U.S. households to the Keurig system, bringing total Keurig households to almost 36 million, reflecting successful brewer innovation including the Keurig Supreme Plus Smart – KDP’s first connected brewer launch.
•Improved KDP’s management leverage ratio to 2.9x at year-end 2021.
•Continued to navigate the evolving macro challenges presented by COVID-19 and prioritize and invest in the health and safety of employees.
•Advanced KDP’s corporate responsibility agenda, including adding new goals for Diversity & Inclusion, Positive Hydration, and Regenerative Agriculture.
Commenting on the announcement, Chairman and CEO Bob Gamgort stated, “We finished 2021 with exceptional top-line momentum, driven by robust consumer demand across our portfolio, and our third consecutive year of double-digit Adjusted EPS growth. Despite ongoing macro and COVID-related challenges, we successfully delivered our merger commitments on or ahead of the targets we set four years ago. We head into 2022 with confidence in the stronger, faster-growing business we have built, poised to continue to drive outsized long-term value creation in an environment that we expect to remain challenging for some time.”
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1 Adjusted financial metrics used in this release are non-GAAP. See reconciliations of GAAP results to Adjusted results in the accompanying tables.
2 Market share and retail consumption data based on Keurig Dr Pepper’s custom IRi category definitions for the 13-week and 52-week periods ending 12/26/2021.

2021 Full Year Consolidated Results
Net sales for the full year of 2021 increased 9.2% to $12.68 billion, compared to $11.62 billion in the year-ago period, driven by strong growth in each business segment. On a constant currency basis, net sales increased 8.4%, driven by higher volume/mix of 5.7% and favorable net price realization of 2.7%. On a two-year basis, constant currency net sales advanced 13.9% versus 2019.
KDP in-market performance in the Liquid Refreshment Beverages (LRB) category remained strong for the year, with retail dollar consumption2 advancing 8.4% versus prior year across the Company’s cold beverage retail base, largely reflecting strength in CSDs3, premium unflavored water, coconut water, apple juice, and apple sauce. This performance reflected the strength of Dr Pepper, Canada Dry, A&W, Sunkist and Squirt CSDs, CORE Hydration and Evian premium water, Vita Coco coconut water, Polar seltzers, and Mott’s apple juice and apple sauce. On a two-year basis, KDP gained market share in 77% of its cold beverage retail base and grew consumption of its cold beverage portfolio by 22%. KDP’s performance in CSDs has been particularly strong, with the Company now holding a CSD share position of nearly 25%.
In coffee, retail dollar consumption of single-serve pods manufactured by KDP in IRi tracked channels grew 2.7% versus prior year and KDP manufactured share remained strong, advancing to 83.2% for the year. Performance in the away-from-home business improved versus year-ago, although the increase in overall consumer mobility has not yet fully translated into a broad return to offices. On a two-year basis, retail consumption of single-serve pods manufactured by KDP increased 12.7% in IRi tracked channels.
GAAP operating income for the full year of 2021 increased 16.7% to $2.89 billion, compared to $2.48 billion in the year-ago period, driven by the strong net sales growth, productivity, merger synergies and the net year-over-year benefit of $28 million from the Company’s strategic asset investment program initiated in 2019. This program creates value from certain assets to enable reinvestment in strategic assets. Also contributing to growth was the favorable year-over-year impact of items affecting comparability, including lower COVID-related costs and comparison to a non-cash impairment charge in the year-ago period. Partially offsetting these positive drivers were the impacts of broad-based inflation and significant supply chain disruption across manufacturing, logistics, material inputs and labor availability, all exacerbated by Omicron late in the year. Also impacting the comparison was a double-digit increase in marketing investment, which more than offset the aforementioned $28 million strategic asset investment program benefit.
Adjusted operating income for the full year of 2021 increased 7.2% to $3.42 billion, compared to $3.19 billion in the year-ago period and, on a constant currency basis, Adjusted operating income grew 6.5%. Adjusted operating margin was 27.0% in 2021, compared to 27.5% in the prior year. On a two-year basis, Adjusted operating income advanced 18.3% versus 2019.
GAAP net income for the full year of 2021 advanced 62% to $2.15 billion, or $1.50 per diluted share, compared to $1.33 billion, or $0.93 per diluted share, in the year-ago period. This performance was driven by the growth in operating income, lower interest expense and a lower effective tax rate, as well as the favorable year-over-year impact of items affecting comparability, including an after-tax gain of $400 million on the sale of the Company’s equity interest in BodyArmor.
Adjusted net income for the full year of 2021 increased 14.7% to $2.28 billion, compared to $1.99 billion in the prior year. Adjusted diluted EPS for the year increased 14.3% to $1.60, compared to $1.40 in the prior year. On a two-year basis, Adjusted diluted EPS advanced 31.2% versus 2019.
KDP generated exceptionally strong free cash flow totaling $2.57 billion in 2021, primarily reflecting growth in earnings and ongoing effective working capital management. The free cash flow performance, combined with pre-tax cash proceeds of $576 million from the sale of the Company’s equity interest in BodyArmor, enabled KDP to reduce total financial obligations by $1.73 billion in 2021 and end the year with $567 million of unrestricted cash on hand. In addition, the Company’s management leverage ratio declined to 2.9x at the end of 2021, compared to 3.6x at the end of 2020. Since the close of the merger in July 2018, KDP’s management leverage ratio declined by 3.1x.
___________________________________

2 Market share and retail consumption data based on Keurig Dr Pepper’s custom IRi category definitions for the 13-week and 52-week periods ending 12/26/2021.
3 CSDs refer to “Carbonated Soft Drinks”.

2021 Full Year Segment Results
Coffee Systems
Net sales for the full year of 2021 increased 6.4% to $4.72 billion, compared to $4.43 billion in the year-ago period. On a constant currency basis, net sales advanced 5.6%, driven by higher volume/mix of 6.5% and lower net price realization of 0.9%. The net price realization reflected continued moderation in strategic pod pricing and customer fines stemming from challenged service levels in the fourth quarter of 2021, only partially offset by the benefit of list price increases on owned and licensed pods and brewers which were implemented late in the year.
The volume/mix growth of 6.5% reflected pod volume growth of 5.6% and exceptionally strong brewer volume growth of 10% that successfully lapped the 21% growth in brewer volume in the prior year. The pod volume performance reflected continued strong growth in the at-home business, largely reflecting the benefit of significant growth in households in the Keurig system, and improving trends in the away-from-home business. The strong brewer growth was driven by continued, successful innovation, marketing investment to grow household penetration and a strong holiday season. For the full year, U.S. households regularly using a Keurig brewer increased approximately 9% on top of similar growth in 2020.
GAAP operating income increased 3.9% to $1.32 billion in 2021, compared to $1.27 billion in the year-ago period. This performance reflected the growth in net sales, productivity and merger synergies, as well as the favorable year-over-year impact of items affecting comparability. Partially offsetting these drivers were the impacts of broad-based inflation, significant supply chain disruption, including higher operating costs to meet strong consumer demand, and the unfavorable comparison to a $16 million strategic asset investment program benefit recorded in the segment in the first quarter of 2020.
Adjusted operating income totaled $1.52 billion, compared to $1.51 billion in the year-ago period and, on a constant currency basis, Adjusted operating income decreased 0.4%. On a percent of net sales basis, Adjusted operating income in 2021 was 32.1%, compared to 34.2% in the prior year, largely due to the timing of pricing in the market lagging inflation, as well as the costs of supply chain disruption in the fourth quarter not being fully offset by productivity.
Packaged Beverages
Net sales for the full year of 2021 increased 9.7% to $5.88 billion, compared to $5.36 billion in the year-ago period. On a constant currency basis, net sales increased 9.5%, reflecting favorable volume/mix of 6.0% and higher net price realization of 3.5%. This strong performance reflected continued market share growth across the portfolio, with particular strength in CSDs, coconut water, apple juice, and apple sauce.
Driving the strong net sales performance were Canada Dry, Sunkist, Dr Pepper, A&W, 7UP and Squirt CSDs, as well as growth in Mott’s, Polar seltzers, Vita Coco, and Snapple, partially offset by a decline in Hawaiian Punch.
GAAP operating income increased 22.9% to $1.01 billion in 2021, compared to $0.82 billion in the prior year, reflecting the strong growth in net sales, continued productivity and merger synergies and the net year-over-year benefit of $44 million recorded in the segment from the Company’s strategic asset investment program. Also benefitting the comparison was the favorable year-over-year impact of items affecting comparability, including lower costs related to COVID-19 and comparison to a non-cash impairment charge in the prior year. Partially offsetting these drivers were the impacts of broad-based inflation, significant supply chain disruption, including higher operating costs to meet strong consumer demand, and increased marketing investment.
Adjusted operating income increased 8.6% to $1.11 billion, compared to $1.02 billion in the prior year and, on a constant currency basis, Adjusted operating income increased 8.3%. On a percent of net sales basis, Adjusted operating income was 18.9% in 2021, compared to 19.0% in the prior year, reflecting the strong growth in net sales offset by the combined impacts of inflation, increased marketing investment and higher costs to meet consumer demand, which were not fully offset by productivity.

Beverage Concentrates
Net sales for the full year of 2021 increased 12.2% to $1.49 billion, compared to $1.33 billion in the prior year. On a constant currency basis, net sales increased 11.7%, reflecting favorable volume/mix of 2.0% and higher net price realization of 9.7%. The volume/mix performance was fueled by the benefit of significantly increased marketing investment and improving trends versus the prior year in the fountain foodservice business, as consumer mobility in the restaurant and hospitality channels increased.
Total shipment volume increased 1.1% in 2021 versus the prior year, driven by growth in Dr Pepper, A&W and Crush, partially offset by lower shipment volume in Canada Dry. Bottler cases sales volume in 2021 increased 2.0% versus the prior year.
GAAP operating income for the full year increased 12.0% to $1.04 billion, compared to $0.93 billion in the year-ago period, reflecting the higher net sales, partially offset by significantly higher marketing investment and a slightly unfavorable year-over-year impact of items affecting comparability.
Adjusted operating income increased 12.5% to $1.06 billion for the full year of 2021, compared to $0.94 billion in the prior year and, on a constant currency basis, Adjusted operating income increased 11.9%. On a percent of net sales basis, Adjusted operating income increased 20 basis points to 71.0% in 2021, compared to 70.8% in the prior year, largely reflecting the strong growth in net sales, partially offset by the significantly higher marketing investment.
Latin America Beverages
Net sales for the full year of 2021 increased 20.5% to $599 million, compared to $497 million in the prior year and, on a constant currency basis, net sales increased 14.1%. This performance was driven by higher volume/mix of 7.3%, fueled by significantly higher marketing investment, and higher net price realization of 6.8%. Leading the strong growth in net sales were Peñafiel and Clamato.
GAAP operating income for the full year increased 26.7% to $133 million, compared to $105 million in the year-ago period, reflecting the growth in constant currency net sales, continued productivity and the favorable year-over-year impact of items affecting comparability. These positive drivers were partially offset by inflation and the significant increase in marketing investment.
Adjusted operating income increased 25.0% in 2021 to $135 million, compared to $108 million in the prior year and, on a constant currency basis, Adjusted operating income increased 19.4%. On a percent of net sales basis, Adjusted operating income increased 80 basis points in 2021 to 22.5%, compared to 21.7% in the prior year, primarily driven by the strong growth in net sales.

Fourth Quarter Consolidated Results
Net sales for the fourth quarter of 2021 increased 8.7% to $3.39 billion, compared to $3.12 billion in the year-ago period, primarily reflecting exceptionally strong growth in Packaged Beverages, along with strong growth in Beverage Concentrates and Latin America Beverages. On a constant currency basis, net sales advanced 8.5%, reflecting higher volume/mix of 4.4% and favorable net price realization of 4.1%. On a two-year basis, constant currency net sales advanced 15.7% versus 2019.
KDP in-market performance in the LRB category remained strong in the quarter, with retail dollar consumption advancing 12.6% across the Company’s cold beverage retail base, largely reflecting strength in CSDs, premium unflavored water, coconut water, apple juice, and apple sauce. This performance was driven by Dr Pepper, Sunkist, Canada Dry, A&W and Squirt CSDs, CORE Hydration and Evian premium water, Vita Coco, Polar seltzers, and Mott’s. On a two-year basis, KDP gained market share in 83% of its cold beverage retail base and grew consumption of its cold beverage portfolio by 27%.
In coffee, retail dollar consumption of single-serve pods manufactured by KDP in IRi tracked channels increased 3.4%, driven by growth in partner brands and KDP owned and licensed brands, partially offset by a decline in private label pods manufactured by KDP. KDP manufactured share remained strong, advancing 60 basis points to 83.5% in the quarter. Performance in the away-from-home business improved versus the year-ago shelter-in-place environment, although the increase in overall consumer mobility has not yet fully translated into a broad return to offices. On a two-year basis, retail consumption of single-serve pods manufactured by KDP increased 11.2% in IRi tracked channels.
GAAP operating income increased 3.6% to $725 million in the fourth quarter of 2021, compared to $700 million in the year-ago period, reflecting the benefits of the strong growth in net sales, productivity, merger synergies and a strategic asset investment program benefit of $70 million in the quarter. Partially offsetting these positive drivers were the impacts of broad-based inflation and significant supply chain disruption across manufacturing, logistics, material inputs and labor availability. Also impacting the comparison was increased marketing investment and the unfavorable year-over-year impact of items affecting comparability.
Adjusted operating income in the quarter grew 6.1% to $910 million, compared to $858 million in the year-ago period. Adjusted operating margin was 26.8% in the quarter, compared to 27.5% in the year-ago period. On a two-year basis, fourth quarter Adjusted Operating income advanced 11.9% versus 2019. On a constant currency basis, Adjusted operating income grew 5.9% in the fourth quarter versus year-ago.
GAAP net income in the fourth quarter of 2021 increased 97% to $843 million, or $0.59 per diluted share, compared to GAAP net income of $428 million, or $0.30 per diluted share, in the year-ago period. This performance was driven by the growth in operating income, lower interest expense and a lower effective tax rate. Also benefitting the performance was the favorable year-over-year impact of items affecting comparability, including the aforementioned $400 million after-tax gain on the sale of the Company’s equity interest in BodyArmor and comparison to a non-cash impairment charge in the prior year.
Adjusted net income advanced 15.5% to $640 million in the fourth quarter of 2021, compared to $554 million in the year-ago period. Adjusted diluted EPS increased 15.4% to $0.45, compared to $0.39 in the year-ago period. On a two-year basis, Adjusted diluted EPS in the quarter grew 28.6% versus 2019.

Fourth Quarter Segment Results
Coffee Systems
Net sales for the fourth quarter of 2021 totaled $1.32 billion, essentially even with the year-ago period. On a constant currency basis, net sales declined 0.5%, reflecting higher volume/mix of 0.1%, and lower net price realization of 0.6%. The net price realization reflected the benefit of pricing actions taken in the quarter, primarily on owned and licensed pods, more than offset by continued moderation in strategic pod pricing and customer fines incurred due to challenged service levels, as strong consumer demand for pods exceeded capacity due to supply chain challenges and labor shortages exacerbated by Omicron.
The volume/mix increase of 0.1% in the quarter reflected pod volume growth of 2.7%, which was capacity constrained, and a 10.8% decline in brewer shipments due to comparison to the very strong brewer shipment growth of 28% in the year-ago period. Pod growth reflected strong demand in the at-home business, fueled by the significant growth in households using Keurig brewers, and improving trends in the away-from-home business.
GAAP operating income declined 15.5% to $326 million in the fourth quarter of 2021, compared to $386 million in the year-ago period, largely reflecting the broad-based inflationary environment and the impact of supply chain challenges, including capacity constraints and labor shortages. Also impacting the comparison was the unfavorable year-over-year impact of items affecting comparability. Partially offsetting these drivers were continued productivity and merger synergies, as well as lower marketing expense.
Adjusted operating income declined 12.3% to $378 million, compared to $431 million in the year-ago period and, on a percent of net sales basis, Adjusted operating income in the fourth quarter of 2021 was 28.7%, compared to 32.7% in the year-ago period.
Packaged Beverages
Net sales for the fourth quarter of 2021 increased 17.1% to $1.53 billion, compared to $1.31 billion in the year-ago period. On a constant currency basis, net sales increased 17.0%, reflecting favorable volume/mix of 10.3%, due to continued strong in-market execution and market share expansion across the portfolio and higher net price realization of 6.7%.
Leading the net sales performance were Canada Dry, Dr Pepper, Sunkist, A&W, 7UP and Squirt CSDs, Mott’s, and Snapple, as well as growth in Polar seltzers, CORE Hydration, Vita Coco, Clamato, Yoo-Hoo, and Bai.
GAAP operating income increased 75% in the fourth quarter of 2021 to $289 million, compared to $165 million in the year-ago period, reflecting the strong net sales growth, the aforementioned $70 million strategic asset investment program benefit realized in the segment, continued productivity, merger synergies and the favorable year-over-year impact of items affecting comparability. Partially offsetting these drivers were the broad-based inflationary environment and the impact of supply chain challenges and Omicron-related labor shortages that drove higher operating costs to meet the continued strong consumer demand, as well as increased marketing investment in the quarter.
Adjusted operating income increased 28.2% to $314 million, compared to $245 million in the year-ago period and, on a constant currency basis, Adjusted operating income increased 27.8%. On a percent of net sales basis, Adjusted operating income in the fourth quarter of 2021 increased 180 basis points to 20.5%, compared to 18.7% in the year-ago period.

Beverage Concentrates
Net sales for the fourth quarter of 2021 increased 9.2% to $391 million, compared to $358 million in the year-ago period. On a constant currency basis, net sales advanced 8.9%, reflecting higher net price realization of 9.8% and unfavorable volume/mix of 0.9%. The volume/mix performance reflected lower bottle/can concentrate shipments, largely offset by an increase in the fountain foodservice business, driven by increased consumer mobility in the restaurant and hospitality channels.
Total shipment volume versus year-ago decreased 2.3% in the quarter, as declines in Canada Dry were partially offset by increases in Dr Pepper. Bottler case sales volume increased 1.4% in the quarter compared to the year-ago period.
GAAP operating income in the fourth quarter of 2021 increased 5.1% to $266 million, compared to $253 million in the year-ago period, reflecting the impact of the higher net sales, partially offset by a significant increase marketing investment and the unfavorable year-over-year impact of items affecting comparability.
Adjusted operating income increased 6.7% to $271 million, compared to $254 million in the year-ago period and, on a constant currency basis, Adjusted operating income increased 6.3%. On a percent of net sales basis, Adjusted operating income was 69.3% in the quarter, compared to 70.9% in the year-ago period, reflecting the increase in marketing investment.
Latin America Beverages
Net sales for the fourth quarter of 2021 increased 11.8% to $152 million, compared to net sales of $136 million in the year-ago period and, on a constant currency basis, net sales increased 12.5%. This performance was driven by higher net price realization of 8.8% and increased volume/mix of 3.7%. Leading the strong net sales growth in the quarter were Clamato, Peñafiel and Squirt.
GAAP operating income in the fourth quarter of 2021 increased 18.8% to $38 million, compared to $32 million in the year-ago period, reflecting the strong growth in constant currency net sales, continued productivity and the favorable year-over-year impact of items affecting comparability. These drivers were partially offset by the broad-based inflationary environment and higher marketing investment.
Adjusted operating income increased 15.2% to $38 million, compared to $33 million in the year-ago period and, on a constant currency basis, Adjusted operating income increased 18.2%. On a percent of net sales basis, Adjusted operating income increased 70 basis points to 25.0% in the quarter, compared to 24.3% in the year-ago period.
KDP 2022 Guidance
KDP affirmed guidance for both net sales and Adjusted diluted EPS growth in 2022 in the mid-single-digit range. The Company expects EPS performance versus 2021 to strengthen throughout the year, with Adjusted diluted EPS growth reaching the high-single-digit range in the second half of 2022, in line with the Company’s long-term algorithm.

Investor Contact:
Steve Alexander
T: 972-673-6769 / steve.alexander@kdrp.com

Media Contact:
Katie Gilroy
T: 781-418-3345 / katie.gilroy@kdrp.com

About Keurig Dr Pepper
Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue in excess of $12 billion and approximately 27,000 employees. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott's®, CORE® and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company is committed to sourcing, producing and distributing its beverages responsibly through its Drink Well. Do Good. corporate responsibility platform, including efforts around circular packaging, efficient natural resource use and supply chain sustainability. For more information, visit www.keurigdrpepper.com.
FORWARD LOOKING STATEMENTS
Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These forward-looking statements can generally be identified by the use of words such as “outlook,” “guidance,” “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” “would,” and similar words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These statements are based on the current expectations of our management, are not predictions of actual performance, and actual results may differ materially.
Forward-looking statements are subject to a number of risks and uncertainties, including the impact of the global COVID-19 pandemic and the factors disclosed in our Annual Report on Form 10-K and subsequent filings with the SEC. We are under no obligation to update, modify or withdraw any forward-looking statements, except as required by applicable law.

NON-GAAP FINANCIAL MEASURES
This release includes certain non-GAAP financial measures including Adjusted operating income, Adjusted net income, Adjusted diluted EPS, free cash flow and financial measures presented on a constant currency basis, which differ from results using U.S. Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies. Non-GAAP financial measures typically exclude certain charges, including one-time costs that are not expected to occur routinely in future periods. The Company uses non-GAAP financial measures internally to focus management on performance excluding these special charges to gauge our business operating performance. Management believes this information is helpful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. Additionally, management believes that non-GAAP financial measures are frequently used by analysts and investors in their evaluation of companies, and their continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. The most directly comparable GAAP financial measures and reconciliations to non-GAAP financial measures are set forth in the appendix to this release and included in the Company’s filings with the SEC.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inability to predict the amount and timing of impacts outside of the Company’s control on certain items, such as non-cash gains or losses resulting from mark-to-market adjustments of derivative instruments, among others.

KEURIG DR PEPPER INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED, IN MILLIONS, EXCEPT PER SHARE DATA)

	Fourth Quarter		Year Ended December 31,
(in millions, except per share data)	2021	2020	2021	2020
Net sales	$3,391	$3,121	$12,683	$11,618
Cost of sales	1,619	1,353	5,706	5,132
Gross profit	1,772	1,768	6,977	6,486
Selling, general and administrative expenses	1,113	1,000	4,153	3,978
Impairment of intangible assets	—	67	—	67
Other operating expense (income), net	(66)	1	(70)	(39)
Income from operations	725	700	2,894	2,480
Interest expense	119	146	500	604
Loss on early extinguishment of debt	—	—	105	4
Gain on sale of equity method investment	(524)	—	(524)	—
Impairment of investments and note receivable	17	—	17	102
Other expense (income), net	4	(4)	(2)	17
Income before provision for income taxes	1,109	558	2,798	1,753
Provision for income taxes	266	130	653	428
Net income including non-controlling interest	843	428	2,145	1,325
Less: Net loss attributable to non-controlling interest	—	—	(1)	—
Net income attributable to KDP	$843	$428	$2,146	$1,325

Earnings per common share:
Basic	$0.59	$0.30	$1.52	$0.94
Diluted	0.59	0.30	1.50	0.93
Weighted average common shares outstanding:
Basic	1,418.0	1,407.3	1,415.7	1,407.2
Diluted	1,429.0	1,423.8	1,427.9	1,422.1

KEURIG DR PEPPER INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED, IN MILLIONS, EXCEPT PER SHARE DATA)

	December 31,
(in millions, except share and per share data)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$567	$240
Restricted cash and restricted cash equivalents	1	15
Trade accounts receivable, net	1,148	1,048
Inventories	894	762
Prepaid expenses and other current assets	447	323
Total current assets	3,057	2,388
Property, plant and equipment, net	2,494	2,212
Investments in unconsolidated affiliates	30	88
Goodwill	20,182	20,184
Other intangible assets, net	23,856	23,968
Other non-current assets	937	894
Deferred tax assets	42	45
Total assets	$50,598	$49,779
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,316	$3,740
Accrued expenses	1,110	1,040
Structured payables	142	153
Short-term borrowings and current portion of long-term obligations	304	2,345
Other current liabilities	613	416
Total current liabilities	6,485	7,694
Long-term obligations	11,578	11,143
Deferred tax liabilities	5,986	5,993
Other non-current liabilities	1,577	1,119
Total liabilities	25,626	25,949
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 2,000,000,000 shares authorized, 1,418,119,197 and 1,407,260,676 shares issued and outstanding as of December 31, 2021 and 2020, respectively	14	14
Additional paid-in capital	21,785	21,677
Retained earnings	3,199	2,061
Accumulated other comprehensive (income) loss	(26)	77
Total stockholders' equity	24,972	23,829
Non-controlling interest	—	1
Total equity	24,972	23,830
Total liabilities and stockholders' equity	$50,598	$49,779

KEURIG DR PEPPER INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED, IN MILLIONS)

	Year Ended December 31,
(in millions)	2021	2020
Operating activities:
Net income attributable to KDP	$2,146	$1,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	410	362
Amortization of intangibles	134	133
Other amortization expense	164	158
Provision for sales returns	63	54
Deferred income taxes	31	(51)
Employee stock-based compensation expense	88	85
Loss on early extinguishment of debt	105	4
Gain on sale of equity method investment	(524)	—
Gain on disposal of property, plant and equipment	(75)	(36)
Unrealized (gain) loss on foreign currency	9	(1)
Unrealized (gain) loss on derivatives	(70)	8
Equity in losses of unconsolidated affiliates	5	20
Impairment of intangible assets	—	67
Impairment on investments and note receivable of unconsolidated affiliates	17	102
Other, net	20	60
Changes in assets and liabilities:
Trade accounts receivable	(152)	(5)
Inventories	(133)	(107)
Income taxes receivable and payables, net	114	(91)
Other current and non-current assets	(243)	(435)
Accounts payable and accrued expenses	762	624
Other current and non-current liabilities	3	180
Net change in operating assets and liabilities	351	166
Net cash provided by operating activities	2,874	2,456
Investing activities:
Proceeds from sale of investment in unconsolidated affiliates	578	—
Purchases of property, plant and equipment	(423)	(461)
Proceeds from sales of property, plant and equipment	122	203
Purchases of intangibles	(32)	(56)
Issuance of related party note receivable	(19)	(6)
Investments in unconsolidated affiliates	—	(5)
Other, net	(16)	9
Net cash provided by (used in) investing activities	210	(316)
Financing activities:
Proceeds from issuance of Notes	2,150	1,500
Repayments of Notes	(3,595)	(250)
Proceeds from issuance of commercial paper	5,406	7,288
Repayments of commercial paper	(5,257)	(8,534)
Proceeds from KDP Revolver	—	1,850
Repayments of KDP Revolver	—	(1,850)
Repayments of 2019 KDP Term Loan	(425)	(955)
Proceeds from structured payables	156	171
Repayments of structured payables	(167)	(341)
Cash dividends paid	(955)	(846)
Proceeds from issuance of common stock	140	—
Tax withholdings related to net share settlements	(125)	—
Payments on finance leases	(54)	(52)
Proceeds from controlling shareholder stock transactions	—	29
Other, net	(36)	—
Net cash used in financing activities	(2,762)	(1,990)
Cash, cash equivalents, restricted cash, and restricted cash equivalents:
Net change from operating, investing and financing activities	322	150
Effect of exchange rate changes	(9)	(6)
Beginning balance	255	111
Ending balance	$568	$255

KEURIG DR PEPPER INC.
RECONCILIATION OF SEGMENT INFORMATION
(UNAUDITED)

	Fourth Quarter		Year Ended December 31,
(in millions)	2021	2020	2021	2020
Net Sales
Coffee Systems	$1,318	$1,320	$4,716	$4,433
Packaged Beverages	1,530	1,307	5,882	5,363
Beverage Concentrates	391	358	1,486	1,325
Latin America Beverages	152	136	599	497
Total net sales	$3,391	$3,121	$12,683	$11,618

Income from Operations
Coffee Systems	$326	$386	$1,318	$1,268
Packaged Beverages	289	165	1,010	822
Beverage Concentrates	266	253	1,044	932
Latin America Beverages	38	32	133	105
Unallocated corporate costs	(194)	(136)	(611)	(647)
Total income from operations	$725	$700	$2,894	$2,480

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN NON-GAAP INFORMATION
(UNAUDITED)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP financial measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis.
For the fourth quarter and full year ended December 31, 2021 and 2020, we define our Adjusted non-GAAP financial measures as certain financial statement captions and metrics adjusted for certain items affecting comparability. The items affecting comparability are defined below.
Specifically, investors should consider the following with respect to our financial results:
Adjusted: Defined as certain financial statement captions and metrics adjusted for certain items affecting comparability.
Items affecting comparability: Defined as certain items that are excluded for comparison to prior year periods, adjusted for the tax impact as applicable. Tax impact is determined based upon an approximate rate for each item. For each period, management adjusts for (i) the unrealized mark-to-market impact of derivative instruments not designated as hedges in accordance with U.S. GAAP and do not have an offsetting risk reflected within the financial results, as well as the unrealized mark-to-market impact of our Vita Coco investment; (ii) the amortization associated with definite-lived intangible assets; (iii) the amortization of the deferred financing costs associated with the DPS Merger; (iv) the amortization of the fair value adjustment of the senior unsecured notes obtained as a result of the DPS Merger; (v) stock compensation expense and the associated windfall tax benefit attributable to the matching awards made to employees who made an initial investment in KDP; (vi) non-cash changes in deferred tax liabilities related to goodwill and other intangible assets as a result of tax rate or apportionment changes; and (vii) other certain items that are excluded for comparison purposes to prior year periods.
For the fourth quarter and full year ended December 31, 2021, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) costs related to significant non-routine legal matters; (iv) the loss on early extinguishment of debt related to the redemption of debt; (v) incremental costs to our operations related to risks associated with the COVID-19 pandemic; (vi) gains from insurance recoveries related to the February 2019 organized malware attack on our business operation networks in the Coffee Systems segment; (vii) the gain on the sale of our investment in BodyArmor; (viii) impairment recognized on our equity method investment with Bedford as a result of funding our share of their wind-down costs; and (ix) transaction costs for significant business combinations (completed or abandoned).
For the fourth quarter and full year ended December 31, 2020, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) transaction costs for significant business combinations (completed or abandoned) excluding the DPS Merger; (iv) costs related to significant non-routine legal matters; (v) the loss on early extinguishment of debt related to the redemption of debt, (vi) incremental costs to our operations related to risks associated with the COVID-19 pandemic and (vii) impairment recognized on our equity method investments with Bedford and LifeFuels.
Costs related to significant non-routine legal matters relate to the antitrust litigation. Incremental costs to our operations related to risks associated with the COVID-19 pandemic include incremental expenses incurred to either maintain the health and safety of our front-line employees or temporarily increase compensation to such employees to ensure essential operations continue during the pandemic.
We believe removing these costs reflects how management views our business results on a consistent basis.
For the fourth quarter and full year ended December 31, 2021 and 2020, the supplemental financial data set forth below includes reconciliations of Adjusted gross margin, Adjusted income from operations, Adjusted operating margin, Adjusted net income and Adjusted diluted EPS to the applicable financial measure presented in the unaudited condensed consolidated financial statement for the same period.
Reconciliations for these items are provided in the tables below.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN REPORTED ITEMS TO CERTAIN NON-GAAP ADJUSTED ITEMS
For the fourth quarter of 2021
(Unaudited, in millions, except per share data)

	Cost of sales	Gross profit	Gross margin	Selling, general and administrative expenses	Income from operations	Operating margin
Reported	$1,619	$1,772	52.3%	$1,113	$725	21.4%
Items Affecting Comparability:
Mark to market	(21)	21		(7)	28
Amortization of intangibles	—	—		(33)	33
Stock compensation	—	—		(4)	4
Restructuring and integration costs	—	—		(57)	57
Productivity	(29)	29		(19)	48
Non-routine legal matters	—	—		(7)	7
COVID-19	(4)	4		(2)	6
Transaction costs	—	—		(1)	1
Malware incident	—	—		(1)	1
Adjusted	$1,565	$1,826	53.8%	$982	$910	26.8%

	Interest expense	Gain on sale of equity-method investment	Impairment of investments and note receivable	Other (income) expense, net	Income before provision for income taxes	Provision for income taxes	Effective tax rate	Net income attributable to KDP	Diluted earnings per share
Reported	$119	$(524)	$17	$4	$1,109	$266	24.0%	$843	$0.59
Items Affecting Comparability:
Mark to market	(1)	—	—	(6)	35	10		25	0.02
Amortization of intangibles	—	—	—	—	33	5		28	0.02
Amortization of deferred financing costs	(1)	—	—	—	1	—		1	—
Amortization of fair value debt adjustment	(5)	—	—	—	5	2		3	—
Stock compensation	—	—	—	—	4	1		3	—
Restructuring and integration costs	—	—	—	—	57	12		45	0.03
Productivity	—	—	—	—	48	11		37	0.03
Impairment of investment	—	—	(17)	—	17	(45)		62	0.04
Loss on early extinguishment of debt	—	—	—	—	—	—		—	—
Non-routine legal matters	—	—	—	—	7	2		5	—
COVID-19	—	—	—	—	6	1		5	—
Gain on sale of equity-method investment	—	524	—	—	(524)	(124)		(400)	(0.28)
Transaction costs	—	—	—	—	1	—		1	—
Malware incident	—	—	—	—	1	1		—	—
Change in deferred tax liabilities related to goodwill and other intangible assets	—	—	—	—	—	18		(18)	(0.01)
Adjusted	$112	$—	$—	$(2)	$800	$160	20.0%	$640	$0.45
Diluted earnings per common share may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN REPORTED ITEMS TO CERTAIN NON-GAAP ADJUSTED ITEMS
For the fourth quarter of 2020
(Unaudited, in millions, except per share data)

	Cost of sales	Gross profit	Gross margin	Selling, general and administrative expenses	Impairment of intangible assets	Income from operations	Operating margin
Reported	$1,353	$1,768	56.6%	$1,000	$67	$700	22.4%
Items Affecting Comparability:
Mark to market	31	(31)		23	—	(54)
Amortization of intangibles	—	—		(33)	—	33
Stock compensation	—	—		(6)	—	6
Restructuring and integration costs	—	—		(56)	—	56
Productivity	(1)	1		(24)	—	25
Impairment on intangible asset	—	—		—	(67)	67
Non-routine legal matters	—	—		(14)	—	14
COVID-19	(6)	6		(5)	—	11
Adjusted	$1,377	$1,744	55.9%	$885	$—	$858	27.5%

	Interest expense	Income before provision for income taxes	Provision for income taxes	Effective tax rate	Net income attributable to KDP	Diluted earnings per share
Reported	$146	$558	$130	23.3%	$428	$0.30
Items Affecting Comparability:
Mark to market	1	(55)	(14)		(41)	(0.03)
Amortization of intangibles	—	33	8		25	0.02
Amortization of deferred financing costs	(3)	3	1		2	—
Amortization of fair value debt adjustment	(6)	6	2		4	—
Stock compensation	—	6	1		5	—
Restructuring and integration costs	—	56	15		41	0.03
Productivity	—	25	6		19	0.01
Impairment on intangible asset	—	67	15		52	0.04
Non-routine legal matters	—	14	4		10	0.01
COVID-19	—	11	2		9	0.01
Adjusted	$138	$724	$170	23.5%	$554	$0.39
Diluted earnings per common share may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN REPORTED ITEMS TO CERTAIN NON-GAAP ADJUSTED ITEMS
For the Year Ended December 31, 2021
(Unaudited, in millions, except per share data)

	Cost of sales	Gross profit	Gross margin	Selling, general and administrative expenses	Income from operations	Operating margin
Reported	$5,706	$6,977	55.0%	$4,153	$2,894	22.8%
Items Affecting Comparability:
Mark to market	32	(32)		25	(57)
Amortization of intangibles	—	—		(134)	134
Stock compensation	—	—		(18)	18
Restructuring and integration costs	—	—		(202)	202
Productivity	(72)	72		(91)	163
Non-routine legal matters	—	—		(30)	30
COVID-19	(26)	26		(11)	37
Transaction costs	—	—		(2)	2
Malware incident	—	—		2	(2)
Adjusted	$5,640	$7,043	55.5%	$3,692	$3,421	27.0%

	Interest expense	Loss on early extinguishment of debt	Impairment of investments and note receivable	Gain on sale of equity-method investment	Other (income) expense, net	Income before provision for income taxes	Provision for income taxes	Effective tax rate	Net income attributable to KDP	Diluted earnings per share
Reported	$500	$105	$17	$(524)	$(2)	$2,798	$653	23.3%	$2,146	$1.50
Items Affecting Comparability:
Mark to market	6	—	—	—	(6)	(57)	(13)		(44)	(0.03)
Amortization of intangibles	—	—	—	—	—	134	31		103	0.07
Amortization of deferred financing costs	(7)	—	—	—	—	7	2		5	—
Amortization of fair value debt adjustment	(19)	—	—	—	—	19	5		14	0.01
Stock compensation	—	—	—	—	—	18	15		3	—
Restructuring and integration costs	—	—	—	—	—	202	47		155	0.11
Productivity	—	—	—	—	—	163	40		123	0.09
Impairment of investment	—	—	(17)	—	—	17	(45)		62	0.04
Loss on early extinguishment of debt	—	(105)	—	—	—	105	24		81	0.06
Non-routine legal matters	—	—	—	—	—	30	7		23	0.02
COVID-19	—	—	—	—	—	37	9		28	0.02
Gain on sale of equity-method investment	—	—	—	524	—	(524)	(124)		(400)	(0.28)
Transaction costs	—	—	—	—	—	2	—		2	—
Malware incident	—	—	—	—	—	(2)	—		(2)	—
Change in deferred tax liabilities related to goodwill and other intangible assets	—	—	—	—	—	—	19		(19)	(0.01)
Adjusted	$480	$—	$—	$—	$(8)	$2,949	$670	22.7%	$2,280	$1.60
Diluted earnings per common share may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN REPORTED ITEMS TO CERTAIN NON-GAAP ADJUSTED ITEMS
For the Year Ended December 31, 2020
(Unaudited, in millions, except per share data)

	Cost of sales	Gross profit	Gross margin	Selling, general and administrative expenses	Impairment of intangible assets	Income from operations	Operating margin
Reported	$5,132	$6,486	55.8%	$3,978	$67	$2,480	21.3%
Items Affecting Comparability:
Mark to market	33	(33)		(5)	—	(28)
Amortization of intangibles	—	—		(133)	—	133
Stock compensation	—	—		(27)	—	27
Restructuring and integration costs	—	—		(199)	—	199
Productivity	(29)	29		(99)	—	128
Impairment on intangible asset	—	—		—	(67)	67
Non-routine legal matters	—	—		(57)	—	57
COVID-19	(44)	44		(84)	—	128
Adjusted	$5,092	$6,526	56.2%	$3,374	$—	$3,191	27.5%

	Interest expense	Loss on early extinguishment of debt	Impairment of investments and note receivable	Income before provision for income taxes	Provision for income taxes	Effective tax rate	Net income attributable to KDP	Diluted earnings per share
Reported	$604	$4	$102	$1,753	$428	24.4%	$1,325	$0.93
Items Affecting Comparability:
Mark to market	(27)	—	—	(1)	(1)		—	—
Amortization of intangibles	—	—	—	133	35		98	0.07
Amortization of deferred financing costs	(11)	—	—	11	3		8	0.01
Amortization of fair value debt adjustment	(24)	—	—	24	6		18	0.01
Stock compensation	—	—	—	27	5		22	0.02
Restructuring and integration costs	—	—	—	199	49		150	0.11
Productivity	—	—	—	128	33		95	0.07
Impairment on intangible asset	—	—	—	67	15		52	0.04
Loss on early extinguishment of debt	—	(4)	—	4	1		3	—
Impairment of investment	—	—	(102)	102	25		77	0.05
Non-routine legal matters	—	—	—	57	14		43	0.03
COVID-19	—	—	—	128	31		97	0.07
Adjusted	$542	$—	$—	$2,632	$644	24.5%	$1,988	$1.40
Diluted earnings per common share may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF SEGMENT ITEMS TO CERTAIN NON-GAAP ADJUSTED SEGMENT ITEMS
(Unaudited)

(in millions)	Reported	Items Affecting Comparability	Adjusted GAAP
For the fourth quarter of 2021
Income from Operations
Coffee Systems	$326	$52	$378
Packaged Beverages	289	25	314
Beverage Concentrates	266	5	271
Latin America Beverages	38	—	38
Unallocated corporate costs	(194)	103	(91)
Total income from operations	$725	$185	$910

For the fourth quarter of 2020
Income from Operations
Coffee Systems	$386	$45	$431
Packaged Beverages	165	80	245
Beverage Concentrates	253	1	254
Latin America Beverages	32	1	33
Unallocated corporate costs	(136)	31	(105)
Total income from operations	$700	$158	$858

KEURIG DR PEPPER INC.
RECONCILIATION OF SEGMENT ITEMS TO CERTAIN NON-GAAP ADJUSTED SEGMENT ITEMS
(Unaudited)

(in millions)	Reported	Items Affecting Comparability	Adjusted GAAP
For the year ended December 31, 2021
Income from Operations
Coffee Systems	$1,318	$197	$1,515
Packaged Beverages	1,010	99	1,109
Beverage Concentrates	1,044	11	1,055
Latin America Beverages	133	2	135
Unallocated corporate costs	(611)	218	(393)
Total income from operations	$2,894	$527	$3,421

For the year ended December 31, 2020
Income from Operations
Coffee Systems	$1,268	$246	$1,514
Packaged Beverages	822	199	1,021
Beverage Concentrates	932	6	938
Latin America Beverages	105	3	108
Unallocated corporate costs	(647)	257	(390)
Total income from operations	$2,480	$711	$3,191

KEURIG DR PEPPER INC.
RECONCILIATION OF ADJUSTED EBITDA AND MANAGEMENT LEVERAGE RATIO
(Unaudited)

(in millions, except for ratio)
ADJUSTED EBITDA RECONCILIATION - LAST TWELVE MONTHS
Net income attributable to KDP	$2,146
Interest expense	500
Provision for income taxes	653
Other (income) expense, net	(2)
Depreciation expense	410
Other amortization	164
Amortization of intangibles	134
EBITDA	$4,005
Items affecting comparability:
Gain on sale of equity-method investment	$(524)
Loss on early extinguishment of debt	105
Impairment of investments and note receivable	17
Restructuring and integration expenses	202
Productivity	138
Non-routine legal matters	30
Stock compensation	18
COVID-19	37
Transaction costs	2
Malware incident	(2)
Mark to market	(57)
Adjusted EBITDA	$3,971

December 31,
2021
Principal amounts of:
Commercial paper notes	$149
Senior unsecured notes	11,875
Total principal amounts	12,024
Less: Cash and cash equivalents	567
Total principal amounts less cash and cash equivalents	$11,457

December 31, 2021 Management Leverage Ratio	2.9

KEURIG DR PEPPER INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited)

Free cash flow is defined as net cash provided by operating activities adjusted for purchases of property, plant and equipment, proceeds from sales of property, plant and equipment, and certain items excluded for comparison to prior year periods. For the years ended December 31, 2020 and 2019, there were no certain items excluded for comparison to prior year periods.

	Year Ended December 31,
(in millions)	2021	2020
Net cash provided by operating activities	$2,874	$2,456
Purchases of property, plant and equipment	(423)	(461)
Proceeds from sales of property, plant and equipment	122	203
Free Cash Flow	$2,573	$2,198

RECONCILIATION OF CERTAIN CURRENCY NEUTRAL ADJUSTED FINANCIAL RESULTS
(Unaudited)
Net sales, adjusted income from operations and adjusted earnings per share, as adjusted to currency neutral: These adjusted financial results are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.

	Coffee Systems	Packaged Beverages	Beverage Concentrates	Latin America Beverages	Total
For the fourth quarter of 2021
Net sales	(0.2)%	17.1%	9.2%	11.8%	8.7%
Impact of foreign currency	(0.3)%	(0.1)%	(0.3)%	0.7%	(0.2)%
Net sales, as adjusted to currency neutral	(0.5)%	17.0%	8.9%	12.5%	8.5%

For the year ended December 31, 2021
Net sales	6.4%	9.7%	12.2%	20.5%	9.2%
Impact of foreign currency	(0.8)%	(0.2)%	(0.5)%	(6.4)%	(0.8)%
Net sales, as adjusted to currency neutral	5.6%	9.5%	11.7%	14.1%	8.4%

	Coffee Systems	Packaged Beverages	Beverage Concentrates	Latin America Beverages	Total
For the fourth quarter of 2021
Adjusted income from operations	(12.3)%	28.2%	6.7%	15.2%	6.1%
Impact of foreign currency	—%	(0.4)%	(0.4)%	3.0%	(0.2)%
Adjusted income from operations, as adjusted to currency neutral	(12.3)%	27.8%	6.3%	18.2%	5.9%

For the year ended December 31, 2021
Adjusted income from operations	0.1%	8.6%	12.5%	25.0%	7.2%
Impact of foreign currency	(0.5)%	(0.3)%	(0.6)%	(5.6)%	(0.7)%
Adjusted income from operations, as adjusted to currency neutral	(0.4)%	8.3%	11.9%	19.4%	6.5%

	Fourth Quarter of 2021	Year Ended December 31, 2021
Adjusted diluted earnings per share	$0.45	$1.60
Impact of foreign currency	—	(0.01)
Adjusted diluted earnings per share, as adjusted to currency neutral	$0.45	$1.59

The following table sets forth our reconciliation of significant COVID-19-related expenses. However, employee compensation expense and employee protection costs, which impact our SG&A expenses and cost of sales, are included as the COVID-19 item affecting comparability and are excluded in our Adjusted financial measures. In addition, reported amounts under U.S. GAAP also include additional costs, not included as the COVID-19 item affecting comparability, as presented in tables below.

	Items Affecting Comparability(1)
(in millions)	Employee Compensation Expense(2)	Employee Protection Costs(3)	Allowances for Expected Credit Losses(4)	Inventory Write-Downs(5)	Total
For the fourth quarter of 2021
Coffee Systems	$1	$2	$—	$—	$3
Packaged Beverages	1	1	—	—	2
Beverage Concentrates	—	—	—	—	—
Latin America Beverages	—	1	—	—	1
Total	$2	$4	$—	$—	$6

For the fourth quarter of 2020
Coffee Systems	$1	$3	$—	$—	$4
Packaged Beverages	3	3	—	—	6
Beverage Concentrates	—	—	—	—	—
Latin America Beverages	—	1	—	—	1
Total	$4	$7	$—	$—	$11

For the year ended December 31, 2021
Coffee Systems	$4	$16	$(2)	$—	$18
Packaged Beverages	8	7	(8)	—	7
Beverage Concentrates	—	—	(3)	—	(3)
Latin America Beverages	—	2	—	—	2
Total	$12	$25	$(13)	$—	$24

For the year ended December 31, 2020
Coffee Systems	$15	$10	$2	$8	$35
Packaged Beverages	76	25	8	—	109
Beverage Concentrates	—	—	4	—	4
Latin America Beverages	—	2	—	—	2
Total	$91	$37	$14	$8	$150

(1)Employee compensation expense and employee protection costs are both included as the COVID-19 items affecting comparability in the reconciliation of our Adjusted Non-GAAP financial measures.
(2)In 2021, primarily included incremental benefits provided to frontline workers such as extended sick leave, in order to maintain essential operations during the COVID-19 pandemic. In 2020, primarily reflected temporary incremental frontline incentive pay and benefits, as well as pay for temporary employees, including the associated taxes. Impacts both cost of sales and SG&A expenses.
(3)Included costs associated with personal protective equipment, temperature scans, cleaning and other sanitization services. Impacts both cost of sales and SG&A expenses.
(4)In 2020, allowances reflected the expected impact of the economic uncertainty caused by COVID-19, leveraging estimates of credit worthiness, default and recovery rates for certain of our customers. In 2021, reversals of those allowances reflect improving economic conditions. Impacts SG&A expenses.
(5)Impacts cost of sales.

RECONCILIATION OF CERTAIN ADJUSTED FINANCIAL RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2019
(Unaudited, in millions, except per share data)

For the purposes of additional analysis, we have also included certain non-GAAP financial measures for the year ended December 31, 2019.
For the year ended December 31, 2019, we define our Adjusted non-GAAP financial measures as certain financial statement captions and metrics adjusted for certain items affecting comparability. The items affecting comparability are defined below.
Adjusted: Defined as certain financial statement captions and metrics adjusted for certain items affecting comparability.
Items affecting comparability: Defined as certain items that are excluded for comparison to prior year periods, adjusted for the tax impact as applicable. Tax impact is determined based upon an approximate rate for each item. For each period, management adjusts for (i) the unrealized mark-to-market impact of derivative instruments not designated as hedges in accordance with U.S. GAAP and do not have an offsetting risk reflected within the financial results; (ii) the amortization associated with definite-lived intangible assets; (iii) the amortization of the deferred financing costs associated with the DPS Merger; (iv) the amortization of the fair value adjustment of the senior unsecured notes obtained as a result of the DPS Merger; (v) stock compensation expense and the associated windfall tax benefit attributable to the matching awards made to employees who made an initial investment in KDP; and (vi) other certain items that are excluded for comparison purposes to prior year periods.
For the year ended December 31, 2019, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) transaction costs for significant business combinations (completed or abandoned) not associated with the DPS Merger; (iv) costs related to significant non-routine legal matters; (v) the impact of the step-up of acquired inventory not associated with the DPS Merger (vi) the loss on early extinguishment of debt related to the redemption of debt; and (vii) the loss related to the February 2019 organized malware attack on our business operation networks in the Coffee Systems segment.

	Net Sales	Income from operations	Diluted earnings per share
Reported	$11,120	$2,378	$0.88
Items Affecting Comparability:
Mark to market	—	(45)	—
Amortization of intangibles	—	126	0.06
Amortization of deferred financing costs	—	—	0.01
Amortization of fair value debt adjustment	—	—	0.01
Stock compensation	—	24	0.01
Restructuring and integration costs	—	242	0.13
Productivity	—	97	0.05
Transaction costs	—	9	0.01
Inventory step-up	—	3	—
Loss on early extinguishment of debt	—	—	0.01
Nonroutine legal matters	—	48	0.02
Malware incident	—	8	—
Adjusted	$11,120	$2,890	$1.22
Diluted earnings per common share may not foot due to rounding.

RECONCILIATION OF CURRENCY NEUTRAL FINANCIAL RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2021 COMPARED TO THE YEAR ENDED DECEMBER 31, 2019
(Unaudited)
Net sales as adjusted to currency neutral: This adjusted financial result is calculated on a currency neutral basis by converting our local currency net sales for the year ended December 31, 2021 using the foreign currency exchange rates from the year ended December 31, 2019.

Growth (%)
Net sales growth compared to the year ended December 31, 2019	14.1%
Impact of foreign currency	(0.2)%
Net sales growth compared to the year ended December 31, 2019, as adjusted to currency neutral	13.9%